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                                                                    EXHIBIT 10.2

            CONSIGNMENT, FORWARD CONTRACTS AND TRADING LINE AGREEMENT

      CONSIGNMENT, FORWARD CONTRACTS AND TRADING LINE AGREEMENT, dated as of March 28, 2001, by and between FLEET PRECIOUS METALS INC., a Rhode Island corporation with offices at 111 Westminster Street, Providence, Rhode Island 02903 ("FPM"), and WOLVERINE TUBE, INC., a Delaware corporation with its principal place of business at 200 Clinton Way, Suite 1000, Huntsville, Alabama 35801 ("Wolverine Tube"), WOLVERINE TUBE (CANADA) INC., an Ontario corporation with its principal place of business at 200 Clinton Way, Suite 1000, Huntsville, Alabama 35801 ("Wolverine Canada"), and WOLVERINE JOINING TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 235 Kilvert Street, Warwick, Rhode Island 02886 ("Wolverine Joining") (Wolverine Tube, Wolverine Canada and Wolverine Joining are hereinafter sometimes referred to individually as a "Company" and collectively as the "Companies").

                                  WITNESSETH:

      WHEREAS, the Companies use certain commodities in their business; and

      WHEREAS, FPM has agreed to consign such commodities to the Companies, to enter into forward contracts to sell such commodities to the Companies and to extend a trading line to the Companies and certain of their customers on the terms and conditions and in reliance upon the representations and warranties of the Companies hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    DEFINITIONS

When used herein, the terms set forth below shall be defined as follows:

      1.1. "Approved Customer Representatives" means all person(s) who are authorized by and on behalf of an Approved Customer to purchase Precious Metal under the Trading Line.

      1.2. "Approved Customers" means those customers of the Companies listed in Exhibit D hereto, and (b) such other customers of the Companies as shall be designated by the Companies from time to time in writing to FPM, provided, however, the Companies shall have the right to give written notice to FPM that a customer, whether now, or hereafter approved, is no longer an Approved Customer.

      1.3. "Asset Sale" means the sale by any Company or any of their respective Subsidiaries to any Person other than the Companies or any of their respective wholly-owned Subsidiaries of (a) any of the stock of any of the Companies' Subsidiaries, (b) substantially all of the assets of any division or line of business of any Company or any of their respective Subsidiaries, or (c) any other assets (whether tangible or intangible) of any Company or any of

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their respective Subsidiaries (other than inventory or used equipment sold in the ordinary course of business).

      1.4. "Authorized Representatives" means all person(s) who are authorized by and on behalf of the Companies (a) to transact consignment and purchase and sale transactions with FPM under the Consignment Facility, (b) to request that a consignment under the Consignment Facility be continued as such or converted to a consignment of another Type, (c) to enter into Forward Contracts with FPM under the Forward Contract Facility, and (d) to purchase Precious Metal from FPM under the Trading Line.

      1.5.  "Bank" means Fleet National Bank, a national banking association.

      1.6. "Business Day" means a day on which commercial banks settle payments in (a) London, if the payment obligation is calculated by reference to any LIBOR Rate, or (b) New York, for all other payment obligations; an adjustment will be made if a date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day except as otherwise set forth herein.

      1.7. "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

      1.8. "Companies" means Wolverine Tube, Wolverine Canada and Wolverine Joining.

      1.9. "Companies' Address" means 235 Kilvert Street, Warwick, Rhode Island 02886.

      1.10. "Consigned Precious Metal" means Precious Metal which has been consigned to the Companies by FPM pursuant to the Consignment Facility.

      1.11. "Consignment Facility" means the facility under Paragraph 2 hereof whereby the Companies may request consignments of Precious Metal.

      1.12. "Consignment Facility Indebtedness" means the value (as determined in accordance with Paragraph 2.2 hereof) of Precious Metal on consignment to the Companies under the Consignment Facility plus any unpaid purchase price for Precious Metal under the Consignment Facility.

      1.13. "Consignment Limit" means:

            (a) the lesser of (i) Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000), or (ii) the value (as determined pursuant to Paragraph
2.2 hereof) of Two Million (2,000,000) fine troy ounces of silver, minus, in the case of both (i) and (ii), the sum of (x) the Forward Contract Indebtedness, and
(y) the Trading Line Indebtedness; or

            (b) such limit as FPM and the Companies may agree upon from time to time as evidenced by an amendment in substantially the form of Exhibit B attached hereto and made a part hereof or in such other form as FPM shall require.

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      1.14. "Consignment Period" means, with respect to the consignment of
Precious Metal based upon a Fixed Consignment Fee, the period beginning on the Drawdown Date and ending on the day which numerically corresponds to such date one (1), two (2), three (3), six (6) or twelve (12) months (or such other period, if agreed to by FPM) thereafter (or, if such month has no numerically corresponding day, on the last London Banking Day of such month), as the Companies may select in their relevant notice pursuant to Paragraph 2.4 or 2.5; provided, however, that, if such Consignment Period would otherwise end on a day which is not a London Banking Day, such Consignment Period shall end on the next following London Banking Day; provided, however, that if such next following London Banking Day is the first London Banking Day of a calendar month, such Consignment Period shall end on the next preceding London Banking Day.

      1.15. "Consolidated Adjusted EBITDA" means, for any period, the sum of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expenses, (c) provisions for taxes based on income, (d) total depreciation expenses, (e) total amortization expense, and (f) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Companies and their Subsidiaries in conformity with GAAP.

      1.16. "Consolidated Capital Expenditures" means, for any period, the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Companies and their Subsidiaries) by the Companies and their Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of the Companies and their Subsidiaries plus (ii) to the extent not covered by clause (a) of this definition, the aggregate of all expenditures by the Companies and their Subsidiaries during that period (i) to purchase or develop computer software or systems (but only to the extent such expenditures are capitalized on the consolidated balance sheet of the Companies and their Subsidiaries in conformity with GAAP) or (ii) to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of any Company.

      1.17. "Consolidated Cash Flow" means, for any period, an amount (if positive) equal to the amount of Consolidated Adjusted EBITDA for such period minus the amount of Consolidated Capital Expenditures (net of any proceeds of any related financing with respect to such expenditures) for such period.

      1.18. "Consolidated Fixed Charges" means, for any period, the sum (without duplication) of the amounts for such period of (a) Consolidated Interest Expense, (b) provisions for taxes paid in cash, (c) provisions for dividends paid in cash, and (d) scheduled principal amortization, all of the foregoing as determined on a consolidated basis for the Companies and their Subsidiaries in conformity with GAAP.

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      1.19. "Consolidated Interest Expense" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Companies and their Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Companies and their respective Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net cost under Interest Rate Agreements (as defined by the Credit Agreement").

      1.20. "Consolidated Net Income" means, for any period, the net income (or loss) of the Companies and their Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (a) the income (or loss) of any Person (other than any Subsidiary of any Company other than Wolverine Ratcliffs, Inc.) in which any other Person (other than any Company or any of its respective Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to any Company or any of its respective Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of any Company or is merged into or consolidated with any Company or any of its respective Subsidiaries or that Person's assets are acquired by any Company or any of its respective Subsidiaries, (c) the income of any Subsidiary of any Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any pension plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net non-cash extraordinary losses.

      1.21. "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all indebtedness of the Companies and their Subsidiaries, determined on a consolidated basis in accordance with GAAP.

      1.22. "Conversion Request" means, with respect to the Consignment Facility, a notice given by an Authorized Representative to FPM of the Companies' election to convert or continue a consignment under the Consignment Facility in accordance with the Paragraph 2.5 hereof.

      1.23. "Credit Agreement" means that certain Credit Agreement among Wolverine Tube, Wolverine Canada, Credit Suisse First Boston, as Administrative Agent, and Mellon Bank, N.A., as Documentation Agent, and the lenders signatory thereto, dated as of April 30, 1997, as amended from time to time.

      1.24. "Drawdown Date" means, with respect the Consignment Facility, the date on which any consignment under the Consignment Facility is made or is to be made and the date on which any consignment under the Consignment Facility is converted or continued in accordance with Paragraph 2.5 hereof.

      1.25. "Event of Default" means each and every event specified in Paragraph
8.1 of this Agreement.

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      1.26. "FPM" means Fleet Precious Metals Inc., a Rhode Island corporation.

      1.27. "FPM's Address" means 111 Westminster Street, Providence, Rhode Island 02903, Attn: John Schmitt, Vice President.

      1.28. "Fiscal Year" means the year ending December 31.

      1.29. "Fixed Consignment Fee" means a consignment fee calculated in accordance with the provisions of Paragraph 2.3(b) hereof.

      1.30. "Floating Forward Contract" means the agreement of the Companies to buy, and FPM to sell, a fixed amount of Precious Metal for a set purchase price at a future date which bears interest, payable on a monthly basis.

      1.31. "Floating Consignment Fee" means a consignment fee calculated in accordance with the provisions of Paragraph 2.3(a) hereof.

      1.32. "Following Business Day Convention" shall mean that an adjustment will be made if any relevant date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

      1.33. "Forward Contract" means the agreement of the Companies to buy, and FPM to sell, Precious Metal on a forward contract basis and includes Floating Forward Contracts and Hybrid Forward Contracts.

      1.34. "Forward Contract Facility" means the facility under Paragraph 3 hereof whereby the Companies may enter into Forward Contracts to buy Precious Metal from FPM on a forward contract basis.

      1.35. "Forward Contract Indebtedness" means twenty percent (20%) of the face value of all outstanding Forward Contracts entered into by the Companies pursuant to the Forward Contract Facility.

      1.36. "Forward Contract Limit" means Five Hundred Thousand Dollars ($500,000).

      1.37. "GAAP" means generally accepted accounting principles consistently applied.

      1.38. "Hybrid Forward Contract" means the agreement of the Companies to buy, and FPM to sell, Precious Metal for a set purchase price in the future which purchase price includes the Companies' carrying cost therefor.

      1.39. "ISDA Agreement" means the ISDA Master Agreement of 1992.

      1.40. "Laws" means all applicable ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof.

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      1.41. "London Banking Day" means any day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

      1.42. "Net Profit" shall have the meaning attributed by GAAP.

      1.43. "Obligations" means any and all indebtedness, obligations and liabilities of the Companies to FPM and/or the Bank of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, arising out of or incurred in connection with this Consignment, Forward Contracts and Trading Line Agreement, including, without limitation, all indebtedness and obligations under the Consignment Facility, the Forward Contract Facility and the Trading Line extended to the Companies under this Agreement; and all interest, taxes, fees, charges, expenses and attorneys' fees chargeable to the Companies or incurred by FPM or the Bank hereunder, or any other document or instrument delivered hereunder or as a supplement hereto.

      1.44. "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust, or unincorporated organization.

      1.45. "Premises" means all real estate owned, used or leased by the Companies.

      1.46. "Precious Metal" means silver bullion, having a minimum degree of fineness of ninety-nine and 90/100 percent (99.90%)

      1.47. "Prime Rate" means the rate of interest designated by Bank from time to time as being its so-called "prime rate" of interest. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

      1.48. "Subsidiary" means any corporation of which more than fifty (50%) percent of the outstanding voting securities shall, at the time of determination, be owned by one of the Companies directly or indirectly through one or more Subsidiaries.

      1.49. "Trade" means the agreement of the Companies or one of their Approved Customers to purchase Precious Metal from FPM under the Trading Line.

      1.50. "Trading Line" means the facility under Paragraph 4 hereof whereby the Companies and their Approved Customers may purchase Precious Metal from FPM.

      1.51. "Trading Line Indebtedness" means twenty percent (20%) of the face value of all outstanding Trades entered into by the Companies or their Approved Customers pursuant to the Trading Line.

      1.52. "Trading Line Limit" means Two Hundred Fifty Thousand Dollars ($250,000).

      1.53. "Type" means, as to any consignment under the Consignment Facility, its nature as a Fixed Consignment Fee consignment or a Floating Consignment Fee consignment.

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      1.54. "Wolverine Canada" means Wolverine Tube (Canada) Inc., an Ontario corporation.

      1.55. "Wolverine Joining" means Wolverine Joining Technologies, Inc., a Delaware corporation.

      1.56. "Wolverine Tube" means Wolverine Tube, Inc., a Delaware corporation.

      To the extent not defined in this Paragraph l, unless the context otherwise requires, accounting and financial terms used in this Agreement shall have the meanings attributed to them by GAAP, and all other terms contained in this Agreement shall have the meanings attributed to them by Article 9 of the Uniform Commercial Code in force in the State of Rhode Island, as of the date hereof to the extent the same are used or defined therein.

2.    Consignment Facility.

      2.1.  Precious Metal to be Consigned; Insurance; Title

            (a) The Precious Metal to be consigned to the Companies by FPM under Consignment Facility will consist of Precious Metal as defined in Paragraph 1.46 herein. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE OF THIS PARAGRAPH 2.1(a), FPM MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE GOODS CONSIGNED OR TO BE SOLD HEREUNDER, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER, AND FPM HEREBY DISCLAIMS ALL SUCH WARRANTIES.

            (b) The Consigned Precious Metal shall be consigned to the Companies by FPM, in FPM's sole discretion, in amounts as requested by the Companies from time to time. It is understood that at no time shall the Consignment Facility Indebtedness exceed the Consignment Limit.

            (c) All deliveries requested by the Companies of Consigned Precious Metal shall be made at the Companies' expense and risk by a recognized reputable carrier of FPM's selection. Following the delivery of Consigned Precious Metal to the Companies, or to such other location as may be agreed upon from time to time by the parties hereto, the Companies shall insure the Consigned Precious Metal to its full value against all risks of loss and shall, as between FPM and the Companies, accept all risk of loss unless it is returned to FPM, as hereinafter provided. All such insurance policies shall provide at least thirty (30) days' prior written notice to FPM of any cancellation or alteration thereof. At FPM's request, the Companies will furnish FPM with the certificate of an insurance company reasonably satisfactory to FPM and a true and complete copy of all insurance policies evidencing the satisfaction of the Companies' insurance obligations hereunder and the inclusion of FPM as an additional insured and loss payee under any applicable policy as its interest may appear; provided, however, that FPM shall be under no duty either to ascertain the existence of or to examine any such policy or certificate or to advise the Companies in the event such policy shall not comply with the requirements hereof.

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            (d)   Title to all Consigned Precious Metal shall remain in FPM
until such Consigned Precious Metal is purchased and withdrawn from consignment by the Companies, and Precious Metal shall for the purposes of this Agreement be deemed to be outstanding on consignment until it is paid for in full by the Companies as provided in Paragraph 2.3(c) hereof, whereupon title to such purchased Precious Metal shall pass to the Companies. Upon request by FPM, the Companies will execute such financing statements and other documents as may be reasonably requested by FPM to protect FPM's interests as a consignor and a secured party under the Uniform Commercial Code.

            (e) Until such time as title to Consigned Precious Metal shall pass to the Companies as hereinabove provided all of such Consigned Precious Metal shall at all times be physically located on the Premises of the Companies at the Companies' Address or at such other locations as shall be acceptable to FPM from time to time.

      2.2.  Valuation

      For the purpose of this Agreement, the value of Precious Metal shall be determined on the basis of the silver fixing as set by certain members of the London Bullion Market Association on the valuation date, or, if no silver fixing is available for such date, then on the basis of said silver fixing on the next previous day for which such silver fixing was available. In the event that the London Bullion Market Association shall discontinue or alter its usual practice of quoting a silver fixing on any day for which such a silver fixing is necessary for the purposes hereof, FPM shall so notify the Companies and FPM shall at its option announce a substituted index or mechanism which shall thereupon become the method of valuation hereunder until the London Bullion Market Association shall resume its usual practices of quoting silver fixings.
2.3. Payments by the Companies.

            (a) During such time as Precious Metal is consigned to the Companies hereunder and until the same is withdrawn from consignment and paid for in full by the Companies as hereinafter provided, the Companies will pay to FPM a fee computed daily on the value of such Consigned Precious Metal as hereinafter set forth. Such fee shall be accrued on a daily basis and, in the case of Floating Rate Consignments, shall be paid monthly, not later than the fifth Business Day following the receipt of billing, and in the case of Fixed Rate Consignments, shall be paid on the last day of the Consignment Period with respect thereto.

            (b) The Companies may elect to pay either a Floating Consignment Fee or, provided that no Event of Default has occurred and is then continuing, a Fixed Consignment Fee with respect to each consignment of Precious Metal under the Consignment Facility, subject to the terms and conditions hereinafter set forth.

            (c) Each Floating Consignment Fee will be calculated for the period commencing with the Drawdown Date and shall be the rate of two and three quarters per cent (2.75%) per annum or at such other rates as FPM shall specify from time to time upon written notice in substantially the form of Exhibit C attached hereto and made a part hereof.

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            (d)   Each Fixed Consignment Fee shall be calculated for a certain specific quantity and form of Precious Metal consigned to the Companies for a certain specific Consignment Period based upon a market base rate reflective of the cost of funding such Fixed Rate Consignments by FPM. The quantity and form of Precious Metal, and the Consignment Period shall be selected by the Companies and consented to by FPM. Once the specific quantity and form of Precious Metal and the specific Consignment Period have been selected and the consignment fee determined, such selections shall be irrevocable and binding on the Companies and shall obligate the Companies to accept the consignment requested FPM in the amount, in the form and for the Consignment Period specified.

            (e) At such time as the Companies shall request the consignment and delivery of Precious Metal under the Consignment Facility, they shall become obligated to pay to FPM a market premium per troy ounce announced by FPM at the time of such consignment. Such payment is to be made within five (5) Business Days of the Companies' receipt of the monthly invoice.

            (f) At such time as the Companies shall purchase and withdraw Consigned Precious Metal from consignment under the Consignment Facility, they shall become obligated to (i) pay to FPM (x) a purchase price computed in accordance with Paragraph 2.2 hereof if such purchase is effected by the Companies (and the Companies have notified FPM) prior to 11:30 A.M., London Time, on any London Banking Day, plus any applicable premium, or (y) such other purchase price as shall be mutually agreed upon by FPM and the Companies, or
(ii) deliver Precious Metal to FPM's pool accounts, loco London, in an amount equal to the Precious Metal purchased. All payments of purchase price for Consigned Precious Metal or deliveries of Precious Metal are to be made within two (2) London Banking Days, provided, however, title to such Consigned Precious Metal shall not pass until the payment of such purchase price. Consigned Precious Metal shall be deemed to have been purchased and withdrawn from consignment, and payment of the purchase price shall become due, at the earlier of (i) such time as the Companies shall notify FPM, they elect to purchase such Consigned Precious Metal, or (ii) such time as the Companies sell such Consigned Precious Metal in the ordinary course of their business.

            (g) All payments (other than payments in the form of Precious Metal) shall be made by the Companies at the office of FPM herein set forth or such other place as FPM may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

            (h) All payments shall be applied first to the payment of all fees, expenses and other amounts due to FPM (excluding purchase price for Consigned Precious Metal and consignment fees), then to accrued consignment fees and the balance on account of outstanding purchase price for Consigned Precious Metal; provided, however, that after the occurrence of an Event of Default, payments will be applied to the obligations of the Companies to FPM as FPM determines in its sole discretion.

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            (i)   If this Consignment, Forward Contracts and Trading Line
Agreement or any payment hereunder becomes due on a day which is not a Business Day, the due date of this Consignment, Forward Contracts and Trading Line Agreement or payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

      2.4.  Requests for Consignments under the Consignment Facility.

            (a) The Companies shall give to FPM telephonic notice or notice sent by telecopier (confirmed in writing by FPM) of each request for a consignment under the Consignment Facility. Each such notice shall be irrevocable and binding on the Companies and shall obligate the Companies to accept the consignment requested from FPM.

            (b) Requests for any consignments under the Consignment Facility with a Floating Consignment Fee shall be furnished to FPM no later than 12:00 noon (Providence time) on the same Business Day of the proposed Drawdown Date. Each such notice shall specify (i) the amount and type of Precious Metal requested, and (ii) the proposed Drawdown Date of such consignment.

            (c) Requests for any consignments under the Consignment Facility with a Fixed Consignment Fee shall be furnished to FPM by 12:00 noon (Providence time) two (2) London Banking Days prior to the proposed Drawdown Date. Each such notice shall specify (i) the amount and type of Precious Metal requested, (ii) the proposed Drawdown Date of such consignment, and (iii) the Consignment Period for such consignment. (d) Requests for, and repayments of, Fixed Rate Consignments of Precious Metal shall be for not less than five thousand (5,000) fine troy ounces or integral multiples of one thousand (1,000) fine troy ounces in excess thereof.

      2.5.  Conversion Options.

            (a) The Companies may elect from time to time to convert any outstanding Floating Consignment Fee consignment to a Fixed Consignment Fee consignment and to convert any outstanding Fixed Consignment Fee consignment to a Floating Consignment Fee consignment, provided that (i) with respect to any such conversion of a Fixed Consignment Fee consignment into a Floating Consignment Fee consignment, such conversion shall only be made on the last day of the Consignment Period with respect thereto and it shall be for no less than five thousand (5,000) fine troy ounces of Precious Metal; (ii) with respect to any such conversion of a Floating Consignment Fee consignment to a Fixed Consignment Fee consignment, the Companies shall give FPM at least two (2) London Banking Days' prior written notice of the day on which such election is effective; and (iii) no consignment may be converted into a Fixed Consignment Fee consignment when FPM has declared the existence of an Event of Default hereunder. The Companies shall give to FPM telephonic notice (confirmed in writing by FPM) of their decision to convert an outstanding consignment. All or any part of outstanding consignments under the Consignment Facility may be converted as provided herein. Each such request shall be irrevocable by the Companies.

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            (b)   Any Fixed Consignment Fee consignments may be continued as such upon the expiration of a Consignment Period with respect thereto by giving to FPM telephonic notice (confirmed in writing by FPM) of the Companies' decision to continue an outstanding consignment as such; provided that no Fixed Consignment Fee consignment may be continued as such when FPM has declared the existence of an Event of Default hereunder, but shall be automatically converted to a Floating Consignment Fee consignment on the last day of the first Consignment Period relating thereto ending during the continuance of such Event of Default. In the event that the Companies do not notify FPM of their election hereunder with respect to any consignment, such consignment shall be automatically converted to a Floating Consignment Fee consignment at the end of the applicable Consignment Period.

      2.6.  Inability to Determine Fixed Consignment Fee.

      In the event, prior to the commencement of any Consignment Period relating to any Fixed Consignment Fee consignment, FPM shall determine in good faith that adequate and reasonable methods do not exist for ascertaining the Fixed Consignment Fee that would otherwise determine the rate of interest to be applicable to any Fixed Consignment Fee consignment during any Consignment Period, FPM shall forthwith give notice of such determination (which shall be conclusive and binding on the Companies) to the Companies. In such event, (a) any request for a Fixed Consignment Fee consignment shall be automatically withdrawn and shall be deemed a request for Floating Consignment Fee consignments, (b) each Fixed Consignment Fee consignment will automatically, on the last day of the then current Consignment Period thereof, become a Floating Consignment Fee consignment, and (c) the obligations of FPM to make Fixed Consignment Fee consignments shall be suspended until FPM determines that the circumstances giving rise to such suspension no longer exist, whereupon FPM shall so notify the Companies.

      2.7.  Illegality.

      Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the reasonable interpretation or application thereof shall make it unlawful for FPM to make or maintain Fixed Consignment Fee consignments, FPM shall forthwith give notice of such circumstances to the Companies and thereupon (a) the agreement of FPM to make Fixed Consignment Fee consignments shall forthwith be suspended and (b) the Fixed Consignment Fee consignments then outstanding shall be converted automatically to Floating Consignment Fee consignments on the last day of each Consignment Period applicable to such Fixed Consignment Fee consignments or within such earlier period as may be required by law. The Companies shall promptly pay FPM, any additional amounts necessary to compensate FPM for any costs incurred by FPM in making any conversion in accordance with this Paragraph, including any interest or fees payable by FPM to lenders of funds obtained by it in order to make or maintain its Fixed Consignment Fee consignments hereunder.

      2.8.  Indemnity.

      The Companies shall indemnify FPM and hold FPM harmless from and against any proven loss, cost or expense (including loss of anticipated profits) that FPM may sustain or incur as a consequence of (a) default by the Companies in payment of any Fixed Consignment Fee consignments as and when due and payable (including, without limitation, as a result of prepayment or late payment of the purchase price for the Consigned Precious Metal or the acceleration of the Consignment Facility Indebtedness pursuant to the terms of this Agreement), which expenses shall include any such loss or expense arising from interest or fees payable by FPM to lenders of funds obtained by it in order to maintain its Fixed Consignment Fee consignments; (b) default by the Companies in taking a consignment or conversion after the Companies have given (or are deemed to have given) their request therefor; and (c) the purchase of Consigned Precious Metal bearing a Fixed Consignment Fee or the making of any conversion of any such consignment to a Floating Consignment Fee consignment on a day that is not the last day of the applicable Consignment Period with respect thereto, such indemnification costs to be determined in accordance with Paragraph 2.9 hereof.

      2.9.  Breakage Costs.

      The breakage costs associated with the breakage of a Fixed Consignment Fee consignment shall be determined by, and paid in accordance with, Paragraph 6(e) of the ISDA Agreement, provided, however, in no event shall FPM be required to pay any amount to the Companies if an Event of Default has occurred.

      2.10. Use of Proceeds.

      No portion of the proceeds of the Consignment Facility shall be used, in whole or in part, for the purpose of purchasing or carrying any "margin stock" as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

      2.11. True Consignment; Grant of Security Interest

            (a) The parties hereto intend that this Agreement shall provide for a true consignment and that all transactions hereunder shall constitute true consignments of the Precious Metal.

            (b) To secure the prompt and punctual payment and performance of the Obligations, the Companies hereby grant to FPM a continuing security interest in (i) the Consigned Precious Metal, whether now existing or hereafter arising, and (ii) all proceeds and products of the foregoing. Nothing contained in the foregoing grant is intended to conflict with the true consignment nature of this Agreement.

      2.12. Maintenance of Consignment Limit

      If the Consigned Facility Indebtedness any time exceeds the Consignment Limit, the Companies will promptly, without further notice or demand by FPM, either (a) make payment to FPM, as provided in Paragraph 2.3 hereof, for Consigned Precious Metal having an aggregate value sufficient to result in Consigned Facility Indebtedness being not more than the Consignment Limit, or
(b) deliver to FPM's designated pool account, loco London, sufficient Precious Metal to achieve the result referred to in the preceding clause (a). Any physical return of Consigned Precious Metal to FPM's vault in Providence shall be at the Companies' expense and risk and shall only be credited to the Companies' account upon FPM's assaying the value thereof.

      2.13. Termination; Return of Precious Metal

            (a)   FPM may terminate this Consignment Facility by giving sixty
(60) days' prior written notice of such termination to the Companies. Upon giving of such notice or at any time thereafter, FPM may, at its option, suspend or terminate its obligation to consign or deliver Precious Metal hereunder. ALL SUMS OUTSTANDING UNDER THIS CONSIGNMENT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (I) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY FPM, OR (II) SIXTY (60) DAYS AFTER RECEIPT OF WRITTEN NOTICE FROM FPM HEREUNDER. Upon giving of such notice or at any time thereafter, FPM may, at its option, suspend or terminate its obligation to consign or deliver Precious Metal hereunder. Termination of this Consignment Facility shall not affect the Companies' duty to pay and perform their obligations to FPM hereunder in full.

            (b) Upon termination of this Agreement for any reason the Companies shall within twenty-four (24) hours following such effective date of termination deliver to FPM's designated pool account, loco London, Precious Metal equal to the amount of Precious Metal theretofore consigned to but not purchased and paid for in full by the Companies.

3.    FORWARD CONTRACT FACILITY.

      3.1.  Forward Contracts

      The Companies may from time to time buy Precious Metal from FPM pursuant to Forward Contracts in form and substance, and on terms, satisfactory to FPM, so long as the Companies are in compliance with the Agreement, and the Forward Contract Indebtedness does not exceed at any time the Forward Contract Limit. Unless otherwise agreed by FPM, no Hybrid Forward Contract shall have a maturity in excess of ninety (90) days. The Companies may take delivery of Precious Metal which is the subject of a Hybrid Forward Contract in amounts as requested by the Companies from time to time. All Floating Forward Contracts shall bear interest payable on the first day of each month at a rate per annum equal to the Prime Rate minus one and one-half percent (1 1/2%). Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed. Title to such Precious Metal subject to a Forward Contract shall remain in FPM and shall not pass until the payment of all amounts due under the Forward Contract.

      3.2.  Grant of Security Interest

      To secure the prompt and punctual payment and performance of the Obligations, the Companies hereby grant to FPM a continuing security interest in
(a) the Precious Metal from time to time the subject of a Forward Contract hereunder until such Forward Contract is paid in full, whether now existing or hereafter arising, and (b) all proceeds and products of the foregoing.

      3.3.  Breakage Costs.

      The breakage costs associated with the breakage of a Forward Contract shall be determined by, and paid in accordance with, Paragraph 6(e) of the ISDA Agreement, provided, however, in no event shall FPM be required to pay any amount to the Companies if an Event of Default has occurred.

      3.4.  Termination of Forward Contract Facility

      FPM may terminate the Forward Contract Facility at any time by sending sixty (60) days prior written notice thereof to the Companies. Upon giving of such notice or at any time thereafter, FPM may, at its option, suspend or terminate its obligation to enter into Forward Contracts hereunder. ALL SUMS OUTSTANDING UNDER SAID FORWARD CONTRACT FACILITY WILL BE DUE AND PAYABLE UPON THE EARLIER OF (A) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY FPM, OF (B) SIXTY (60) DAYS AFTER DEMAND BY FPM HEREUNDER. Upon termination of the Forward Contract Facility, FPM may credit any amounts then held by it or the Bank to reduce the amount of such indebtedness. Notwithstanding termination, until all indebtedness of the Companies to FPM hereunder has been fully satisfied, FPM shall retain its security interest granted hereunder and, except for those specific covenants and conditions dealing with the entering into of Forward Contracts, all terms and conditions of this Agreement shall remain in full force and effect.

4.    TRADING LINE

      4.1.  Trades

      The Companies and their Approved Customers may from time to time enter into Trades to buy Precious Metal from FPM on terms satisfactory to FPM, so long as the Companies are in compliance with the Agreement; and the Trading Line Indebtedness does not exceed at any time the Trading Line Limit. Unless otherwise agreed by FPM, no Trade shall have a maturity in excess of two (2) Business Days. Title to such Precious Metal subject to a Trade shall remain in FPM and shall not pass until payment is made of all amounts due under the Trade.

      4.2.  Approved Customers

            (a) The Companies shall deliver to FPM a certificate or letter certifying to FPM the name(s) of all Approved Customer Representatives who shall be authorized to enter into Trades under this Trading Line. FPM may conclusively rely on such certificate or letter until it shall receive a further certificate from the Companies in form acceptable to FPM canceling or amending the prior list of Approved Customer Representatives. Any person identifying himself or herself as an Approved Customer Representative shall have the right to effect transactions under this Trading Line. FPM shall have no responsibility or obligation to ascertain whether the person is in fact an Approved Customer Representative which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, FPM may verify any telephonic or telegraphic request for transaction by calling an Approved Customer Representative, and where more than one Approved Customer Representative is so authorized, by calling an Approved Customer Representative or other individual other than the caller or the individual initiating the transaction. The Companies authorize FPM at its option to record electronically all telephonic requests for transactions that FPM may receive from the Approved Customers or any other person purporting to act on behalf of the Approved Customers and the Companies shall cause each Approved Customer to authorize FPM, in writing, at its option to record electronically all telephonic requests for transactions that FPM may receive from the Approved Customers.

            (b) The Companies shall be liable for the payment of all Trading Line Indebtedness, including all Trading Line Indebtedness incurred by Approved Customers hereunder. The liability of the Companies for the Trading Line Indebtedness shall be primary, direct and immediate and not conditional or contingent upon pursuit by FPM of any remedies it may have against the Approved Customers.

      4.3.  Grant of Security Interest

      To secure the prompt and punctual payment and performance of the Obligations, the Companies hereby grant to FPM a continuing security interest in
(a) the Precious Metal from time to time the subject of a Trade hereunder until such Trade is paid in full, whether now existing or hereafter arising, and (b) all proceeds and products of the foregoing.

      4.4.  Termination of Trading Line

      FPM may terminate the Trading Line Facility at any time by sending sixty
(60) days prior written notice thereof to the Companies. Upon giving of such notice or at any time thereafter, FPM may, at its option, suspend or terminate its obligation to enter into Trading Line hereunder. ALL SUMS OUTSTANDING UNDER SAID TRADING LINE WILL BE DUE AND PAYABLE UPON THE EARLIER OF (A) THE OCCURRENCE OF AN EVENT OF DEFAULT AND ACCELERATION OF THE OBLIGATIONS BY FPM, OF (B) SIXTY
(60) DAYS AFTER DEMAND BY FPM HEREUNDER. Upon termination of the Trading Line, FPM may credit any amounts then held by it or the Bank to reduce the amount of such indebtedness. Notwithstanding termination, until all indebtedness of the Companies to FPM hereunder has been fully satisfied, FPM shall retain its security interest granted hereunder and, except for those specific covenants and conditions dealing with the entering into of Trades, all terms and conditions of this Agreement shall remain in full force and effect.

5.    AUTHORIZED REPRESENTATIVES.

      The Companies shall deliver to FPM a certificate or letter certifying to FPM the name(s) of all Authorized Representatives, in the form attached hereto as Exhibit A. FPM may conclusively rely on such certificate or letter until it shall receive a further certificate from the Companies in form acceptable to FPM canceling or amending the prior list of Authorized Representatives. Any person identifying himself or herself as an Authorized Representative of the Companies shall have the right to effect transactions under this Agreement. FPM shall have no responsibility or obligation to ascertain whether the person is in fact the Authorized Representative of the Companies which he or she claims to be or is, in fact, authorized to effect the transaction. At its option, FPM may verify any telephonic or telegraphic request for transaction by calling an Authorized Representative, and where more than one Authorized Representative is so authorized, by calling an Authorized Representative or other individual other than the caller or the individual initiating the transaction.

The Companies authorize FPM at its option to record electronically all telephonic requests for transactions that FPM may receive from the Companies or any other person purporting to act on behalf of the Companies.

6.    REPRESENTATIONS AND WARRANTIES

      As a material inducement to FPM to deliver Consigned Precious Metal to the Companies and to enter into Forward Contracts and Trades with the Companies and their Approved Customers, the Companies hereby represent and warrant to FPM (which representations and warranties shall survive the execution of this Agreement and the delivery of Consigned Precious Metal and the entering into of Forward Contracts and Trades) that:

      6.1. Corporate Authority Each of the Companies (i) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has the requisite corporate power and authority to own its properties and to carry on business as now being conducted, and (iii) is qualified to do business in every jurisdiction where such qualification is necessary, and has the requisite corporate power to execute, deliver and perform this Agreement.

      6.2. No Conflict The execution, delivery and performance by the Companies of the terms and provisions of this Agreement and any other such security document(s) have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the articles of incorporation or the by-laws of the Companies or any indenture, agreement or other instrument to which any Company is party, or by which any Company is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or, except as may be provided by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Companies pursuant to, any such indenture, agreement or other instrument.

      6.3. Financing Statements No financing statement or agreement is on file in any public office pertaining to or affecting the Consigned Precious Metal, or any collateral for the Obligations, now owned or hereafter acquired.

      6.4. Binding Obligations This Agreement and all other agreements securing this Agreement have been duly executed and delivered by the Companies and constitute legal, valid and binding obligations of the Companies, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights of creditors generally.

      6.5. No Event of Default No Event of Default as defined in Paragraph 8.1 hereof, and no event which, with the passage of time or the giving of notice, or both, would become such an Event of Default, has occurred and is continuing.

      6.6. Credit Agreement. The Companies reaffirm and restate and incorporate herein by reference, as of the date hereof, all of the representations and warranties made by Companies in the Credit Agreement, except to the extent altered by actions permitted pursuant to the terms thereof or expressly contemplated pursuant to the terms hereof or to the extent FPM has been advised in writing of any inaccuracy with respect to such representations or warranties and has waived the same in writing.

7.    AFFIRMATIVE AND NEGATIVE COVENANTS

      The Companies covenant and agree that, from the date hereof and until payment and performance in full of all Obligations, the Companies shall:

      7.1. Credit Agreement. Observe, maintain and perform all of the covenants and agreements set forth in the Credit Agreement, all of which are fully incorporated herein, are hereby fully restated, shall be fulfilled by the Companies and shall remain in full force and effect.

      7.2. Audits Permit (a) agents or representatives of FPM to inspect, at reasonable hours, the Consigned Precious Metal and the Companies' books and records relating to Precious Metal; (b) agents or representatives of FPM to perform at reasonable times, and at any time in the case of an emergency, a physical inventory of the Consigned Precious Metal; (c) agents or representatives of FPM to make abstracts or reproductions of the Companies' books and records relating to Precious Metal; and (d) FPM's audit staff to conduct an audit when deemed reasonably necessary by FPM; all such inspections, inventories and audits to be at the sole cost and expense of FPM unless, as a result of a change in the risk profile of the Companies, FPM's Field Examination Policy and Procedures Manual requires such inspections, inventories and audits, in which case the cost shall be borne by the Companies .

      7.3. Financing Statements Promptly join with FPM from time to time in executing one or more financing statements pursuant to the Uniform Commercial Code in form satisfactory to FPM, and execute such other instruments in form suitable for recording or filing as may be reasonably required by FPM hereunder.

      7.4. Liens Not create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on (a) any of the Consigned Precious Metal, or (b) any products or property now or hereafter owned which does or will include Consigned Precious Metal.

      7.5. Consigned Precious Metal Not grant any security interest or ownership rights to any customer of the Companies with respect to any of the Consigned Precious Metal while at the Companies' Premises whether or not such customers have prepaid orders for the Consigned Precious Metal or any products or property which does or will include the Consigned Precious Metal.

      7.6.  Financial Statements Furnish to FPM:

            (a) within one hundred twenty (120) days after the end of each Fiscal Year, Wolverine Tube's annual 10K Report filed with the United States Securities and Exchange Commission;

            (b) within sixty (60) after the end of each fiscal quarter, a copy of Wolverine Tube's quarterly 10Q Report filed with the United States Securities and Exchange Commission;

            (c) a calculation of all financial covenants set forth herein and a certification by the Companies' certified public accountants as to compliance with such financial covenants, to be in the form provided by the Credit Agreement, to be addressed to FPM and to be delivered at the times required by the Credit Agreement;

            (d) within thirty (30) days of the end of each fiscal quarter, a collateral Precious Metal inventory report which shall identify all Precious Metal by location and which shall identify all liabilities to third parties for toll, pool or other third party Precious Metal by location and by third party and otherwise to be in form acceptable to FPM, certified by the chief financial officer of the Companies; and

            (e) promptly, from time to time such other information regarding its operations, assets, business, affairs and financial condition, as FPM may reasonably request.

      7.7.  Environmental Matters With respect to environmental matters:

            (a) comply strictly and in all respects with the requirements of all federal, state, and local environmental laws;; forward to FPM promptly any notices relating to such matters received from any governmental agency of any material violation of a federal, state, and local environmental law;

            (b) immediately contain and remove any hazardous or toxic material found on the Premises in violation of applicable law, which work must be done in compliance with applicable laws and at the Companies' expense; and

            (c) indemnify, defend, and hold FPM harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expense (including, without limitation, attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against the Companies, FPM, or the Premises. The provisions of this subparagraph (c) shall continue in effect and shall survive (among other events) any termination of this Agreement, foreclosure, a deed in lieu of foreclosure transaction, payment and satisfaction of the Obligations evidenced hereby or incurred pursuant hereto, and release of any collateral.

      7.8. Minimum Interest Coverage Ratio. Not permit the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Interest Expense for any four-fiscal quarter period to be less than 2.50:1.00

      7.9. Minimum Fixed Charge Coverage Ratio. Not permit the ratio of (a) Consolidated Cash Flow to (b) Consolidated Fixed Charges for any four-fiscal quarter period to be less than 1.10:1.00.

      7.10. Maximum Leverage Ratio. Not permit the ratio of (a) Consolidated Total Debt as of any day to (b) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period either ending on, or most recently preceding, such date of determination to exceed 3.75:1.00.

      7.11. Insurance Keep its insurable properties adequately insured at all times, by financially sound and reputable insurers, to such extent and against such risks, including fire and other risks insured against by extended coverage, and maintain liability and such other insurance as is customarily maintained by company engaged in similar businesses.

8.    EVENTS OF DEFAULT AND ACCELERATION

      8.1. Events of Default In each case of the occurrence of any one or more of the following events (each of which is herein called an "Event of Default"):


            (a) default in the payment or performance of any of the Companies' Obligations or agreements hereunder; or

            (b) any representation or warranty made herein or in any certificate, statement or agreement furnished in connection with this Agreement shall prove to be false or misleading in any material respect; or

            (c) default in the payment or performance of any obligation or indebtedness of the Companies to FPM or the Bank or any affiliate of the Bank, whether now or hereafter existing and howsoever arising, incurred or evidenced; or

            (d) default in the payment or performance of any obligation or indebtedness of the Companies under the Credit Agreement, whether now or hereafter existing and howsoever arising, incurred or evidenced; or

            (e) any of the Companies shall (i) make a general assignment for the benefit of creditors, or (ii) file or suffer the filing of any voluntary or involuntary petition under any chapter of the Bankruptcy Act by or against any of the Companies, or (iii) apply for or permit the appointment of a receiver, trustee or custodian of any of its property or business; or (iv) become insolvent to suffer the entry of an order for relief under Title 11 of the United States Code; or (v) make an admission of its general inability to pay its or his debts as they become due; or

            (f) the occurrence of any material loss, theft or destruction of or damage to any of the Consigned Precious Metal; or

            (g) the occurrence of any attachment on any of the Consigned Precious Metal; or

            (h) the determination by FPM in good faith that any of the Companies has suffered a material adverse change in its business or financial condition; or

            (i) any direct or indirect change in the majority ownership or control of any of the Companies; or

            (j) the occurrence of any material loss, theft or destruction of or damage to any of the Consigned Precious Metal which, in FPM's sole determination, is not adequately insured;

then in any such event, at FPM's option, (A) the obligations of FPM hereunder shall terminate, (B) the Companies shall promptly return to FPM all Precious Metal theretofore consigned or sold to, but not purchased and paid for by, the Companies, and (C) all the Companies' Obligations to FPM (including, without limitation, the Consignment Facility, the Forward Contract Facility and the Trading Line) shall become and be immediately due and payable without presentment, demand or notice, all of which are hereby expressly waived, notwithstanding any credit or time allowed to the Companies or any instrument evidencing any of the Companies' Obligations to FPM. FPM shall in addition have all of the rights and remedies of a secured party under the Uniform Commercial Code with respect to any collateral now or hereafter securing the Companies' Obligations hereunder. The Companies shall, at FPM's request, immediately assemble all such collateral and the Consigned Precious Metal, and FPM may go upon the Premises to take immediate possession thereof. The Companies shall pay all reasonable legal expenses and attorneys' fees incurred by FPM in enforcing FPM's rights, powers and remedies under this Agreement.

      8.2. Waiver No failure or delay on FPM's part to exercise or to enforce any of FPM's rights hereunder or under any other instruments or agreement evidencing any of the Companies' Obligations to FPM or to require strict compliance with the terms hereof or thereof in any one or more instances and no course of conduct on FPM's part shall constitute or be deemed to constitute a waiver or relinquishment of any such rights hereunder unless it shall have signed a waiver thereof in writing and no such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs after the date of such waiver or as to any continuance of a breach after such waiver. FPM's rights hereunder shall continue unimpaired notwithstanding any extension of time, compromise or other indulgence granted by FPM to the Companies with respect to any of the Companies' Obligations to FPM or any instrument given FPM in connection therewith, and the Companies hereby waive notice of any such extension, compromise or other indulgence and consent to be bound thereby as if it had expressly agreed thereto in advance.

9.    NO ASSIGNMENT

      The rights of the Companies under this Agreement may not be assigned to any third party without the prior written consent of FPM. All covenants and agreements of the Companies contained herein shall bind the Companies and their successors and assigns, and shall inure to the benefit of FPM, its successors and assigns.

10.   EXPENSES

      The Companies shall pay on demand all expenses of FPM in connection with the preparation and closing of this Consignment Agreement, and the preparation, administration, default, collection, waiver or amendment of terms hereof, or in connection with FPM's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other costs relating to any appraisals or examinations conducted in connection with the Consignment or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral.

11.   GOVERNING LAW; MISCELLANEOUS

      11.1. Controlling Law. This Agreement shall be governed by and shall be construed under the laws of the State of Rhode Island (excluding the laws applicable to conflicts or choice of law). Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

      11.2. JURISDICTION. THE COMPANIES AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CONSIGNMENT, FORWARD CONTRACTS AND TRADING LINE AGREEMENT OR ANY OF THE OTHER DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF RHODE ISLAND OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON COMPANIES BY MAIL AT THE ADDRESS SET FORTH IN THIS CONSIGNMENT, FORWARD CONTRACTS AND TRADING LINE AGREEMENT. THE COMPANIES HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. THE COMPANIES AND FPM MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONSIGNMENT, FORWARD CONTRACTS AND TRADING LINE AGREEMENT OR ANY OTHER CONSIGNMENT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN ) OR ACTIONS OF ANY PART, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF FPM RELATING TO THE ADMINISTRATION OF THE CONSIGNMENT FACILITY, THE FORWARD CONTRACT FACILITY AND THE TRADING LINE OR ENFORCEMENT OF THE CONSIGNMENT DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY

LAW, THE COMPANIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANIES CERTIFY THAT NO REPRESENTATIVE, FPM OR ATTORNEY OF FPM HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT FPM WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR FPM TO ACCEPT THIS CONSIGNMENT, FORWARD CONTRACTS AND TRADING LINE AGREEMENT AND EXTEND THE CONSIGNMENT FACILITY, THE FORWARD CONTRACTS FACILITY AND THE TRADING LINE.

      11.3. Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto, shall survive the consigning of Precious Metal by FPM to the Companies, the entering into of Forward Contracts and Trades, the execution and delivery to FPM of this Agreement, and shall continue in full force and effect so long as any of the Obligations is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assign of such party; and all covenants, promises and agreements contained in this Agreement by or on behalf of the Companies shall inure to the benefit of the successors and assigns of FPM.

      11.4. Late Fee If the entire amount of a required principal and/or interest payment under the Consignment Facility, the Forward Contract Facility or the Trading Line Facility is not paid in full within ten (10) business days after the same is due, the Companies shall pay to FPM a late fee equal to five percent (5%) of the required payment.

      11.5. Default Interest Rate. The Companies hereby agree to pay upon demand, to the extent permitted by law, late charges on any sum or amount not paid when due under the Consignment Facility, the Forward Contract Facility and the Trading Line at a rate per annum equal to the Prime Rate plus four percent (4%), from the date of delinquency until payment in full. Interest shall be calculated on the basis of a 360-day year counting the actual number of days elapsed.

      11.6. Set Off. The Companies hereby grant to FPM, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to FPM, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of FPM or any entity under the control of FleetBoston Financial Corporation and its successors and assigns or in transit to any of them. At any time, without demand or notice (any such notice being expressly waived by the Companies), FPM may setoff the same or any part thereof and appy the same to any liability or obligation of the Companies even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE FPM, TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE THESE CREDIT FACILITIES, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF

THE COMPANIES, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

      11.7. Assignments by FPM. FPM shall have the unrestricted right at any time or from time to time, and without the Companies' consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and the Companies agree that they shall execute, or cause to be executed, such documents, including without limitations, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as FPM shall deem necessary to effect the foregoing. In addition, at the request of FPM and any such Assignee, the Companies shall enter into one or more new Consignment, Forward Contracts and Trading Line Agreements, as applicable, with any such Assignee and, if FPM has retained any of its rights and obligations hereunder following such assignment, to FPM, which new Consignment, Forward Contracts and Trading Line Agreement shall be issued in replacement of, but not in discharge of, the liability evidenced by the Consignment, Forward Contracts and Trading Line Agreement entered into by FPM prior to such assignment and shall reflect the amount of the respective commitments and outstandings held by such Assignee and FPM after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by FPM in connection with such assignment, and the payment by Assignee of the purchase price agreed to by FPM, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of FPM hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by FPM pursuant to the assignment documentation between FPM and such Assignee, and FPM shall be released from its obligations hereunder and thereunder to a corresponding extent. FPM may furnish any information concerning the Companies in its possession from time to time to prospective Assignee, provided that FPM shall require any such prospective Assignee to agree in writing to maintain the confidentiality of such information.

      11.8. Participations. FPM shall have the unrestricted right at any time and from time to time, and without the consent of or notice to the Companies to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in FPM's obligation to consign Precious Metal hereunder. In the event of any such grant by FPM of a participating interest to a Participant, whether or not upon notice to the Companies, FPM shall remain responsible for the performance of its obligations hereunder and the Companies shall continue to deal solely and directly with FPM in connection with FPM's rights and obligations hereunder. FPM may furnish any information concerning the Companies in its possession from time to time to prospective Participants, provided that FPM shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

      11.9. Maximum Interest. All agreements between the Companies and FPM are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to FPM for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Consignment, Forward Contracts and Trading Line Agreement shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Companies and FPM in the execution, delivery and acceptance of this Consignment, Forward Contracts and Trading Line Agreement to contract in strict compliance with the laws of the State of Rhode Island from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever FPM should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Companies and FPM.

      11.10. Loss of Agreement. Upon receipt of an affidavit of an officer of FPM as to the loss, theft, destruction or mutilation of any security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, the Companies will issue, in lieu thereof, a replacement security document of like tenor.

      11.11. Pledge to Federal Reserve. FPM may at any time pledge all or any portion of its rights under this Agreement to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C
Section 341. No such pledge or enforcement thereof shall release FPM from its obligations hereunder.

      11.12. Notices. All notices and other communications hereunder shall be in writing, except as otherwise provided in this Agreement; and shall be sent by any one of the following: certified mail, return receipt requested; overnight courier; confirmed telecopier: or by hand and shall addressed (i) if to the Companies, to them at the Companies' Address, and (ii) if to FPM, to it at FPM's Address. Notices shall be deemed effective three (3) days after deposit in the mail, if sent by certified mail; the next Business Day, if sent by overnight courier; upon confirmation, if sent by confirmed telecopier; and upon delivery, if sent by hand. The address of any party hereto for such demands, notices and other communications may be changed by giving notice in writing at any time to the other party hereto.

      11.13. Waivers. No modification or waiver of any provision of this Agreement, nor consent to any departure by the Companies therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on the Companies, in any case, shall entitle the Companies to any other or future notice or demand in the same, similar or other circumstances.

      11.14. Delay in Enforcement. Neither any failure or any delay on the part of FPM in exercising any right, power or privilege hereunder or under any other instrument given as security therefor, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any right, power or privilege.

      11.15. Final Agreement. This Consignment, Forward Contracts and Trading Line Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Consignment, Forward Contracts and Trading Line Agreement. All prior or contemporaneous promises, agreements sand understandings, whether oral or written, are deemed to be superseded by this Consignment, Forward Contracts and Trading Line Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Consignment, Forward Contracts and Trading Line Agreement. This Consignment, Forward Contracts and Trading Line Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Companies and FPM.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:                           WOLVERINE TUBE INC.

/s/ Judith Stiger                  By: /s/ James E. Deason
-----------------                      --------------------------------
                                   Title: Executive V.P., CFO and Secretary

                                   WOLVERINE TUBE (CANADA) INC.

/s/ Judith Stiger                  By: /s/ James E. Deason
-----------------                      --------------------------------
                                   Title: Executive V.P. and Secretary-Treasurer

                                   WOLVERINE JOINING TECHNOLOGIES, INC.

/s/ Judith Stiger                  By: /s/ James E. Deason
-----------------                      --------------------------------
                                   Title: Vice President

                                   FLEET PRECIOUS METALS INC.

                                   By: /s/ John C. Schmitt II
                                       --------------------------------
                                   Title: Vice President

                                   By: /s/ Edward J. Gately
                                       --------------------------------
                                   Title: Executive Vice President